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Exhibit 10.20

FIRST AMENDMENT TO CREDIT AGREEMENT

        THIS FIRST AMENDMENT TO CREDIT AGREEMENT ("First Amendment") is made and entered into as of the 31st day of October, 2001, by and among SHUFFLE MASTER, INC., a Minnesota corporation ("SMI Minn"), SHUFFLE MASTER OF MISSISSIPPI, INC., a Mississippi corporation ("SMI Miss") and SHUFFLE MASTER INTERNATIONAL LIMITED, a corporation organized under the laws of the country of Barbados ("SMIL" and together with SMI Minn and SMI Miss, collectively the "Borrowers") and U.S. BANK NATIONAL ASSOCIATION (herein together with its successors and assigns the "Lender").

R E C I T A L S:

        WHEREAS:

        A.    Borrowers and Lender entered into a Credit Agreement dated as of September 30, 1999, as amended by that certain letter agreement dated September 27, 2000 (the "Existing Credit Agreement") for the purpose of establishing a revolving line of credit in favor of Borrowers, up to the maximum principal amount of Ten Million Dollars ($10,000,000.00).

        B.    For the purpose of this First Amendment, all capitalized words and terms not otherwise defined herein shall have the respective meanings and be construed herein as provided in Section 1.01 of the Existing Credit Agreement and any reference to a provision of the Existing Credit Agreement shall be deemed to incorporate that provision as a part hereof, in the same manner and with the same effect as if the same were fully set forth herein.

        C.    Borrowers desire to amend the Existing Credit Agreement for the following purposes:

          (i)    increasing the Aggregate Commitment to Fifteen Million Dollars ($15,000,000.00);

          (ii)  deleting the DSC Ratio and Adjusted DSC Ratio Requirements set forth in Sections 6.03 and 6.04, respectively, of the Existing Credit Agreement;

          (iii)  adding a Fixed Charge Coverage Ratio Requirement of no less than 1.10 to 1.00; and

          (iv)  extending the Maturity Date to October 31, 2003, as may be further extended from time to time in accordance with the provisions set forth in Section 2.13 of the Existing Credit Agreement.

        D.    Lender has agreed to make the amendments set forth in the preceding recital paragraph subject to the terms, conditions and provisions set forth in this First Amendment.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree to the amendments and modifications to the Existing Credit Agreement in each instance effective as of the First Amendment Effective Date, as specifically hereinafter provided as follows:

        1.    Definitions.    Section 1.01 of the Existing Credit Agreement entitled "Definitions" shall be and is hereby amended to include the following definitions. Those terms which are currently defined by Section 1.01 of the Existing Credit Agreement and which are also defined below shall be superseded and restated by the applicable definition set forth below:

        "Aggregate Commitment" shall mean reference to the aggregate amount committed by Lender for advance to or on behalf of Borrowers as Borrowings under the Credit Facility in the principal amount of Fifteen Million Dollars ($15,000,000.00) subject to the additional reductions and/or limitations for advance as set forth or incorporated in the definition of Maximum Permitted Balance.

        "Capital Expenditures" shall mean, for any period, without duplication, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during that period and including Capitalized Lease Liabilities) by a Borrower or the Borrower Consolidation, as the context may require, during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed or capital asset accounts reflected in the balance sheet of a Borrower or the Borrower Consolidation, as the context may require (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by Borrower or the Borrower Consolidation, as the context may require, to the extent of (a) the gross amount of such purchase price less (b) the cash proceeds of trade-in credit of the equipment being traded in at such time), but excluding capital expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or refinanced from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation of or the exercise of the power of eminent domain with respect to such assets being replaced or restored.

        "Commitment Increase" shall mean the increase of the Aggregate Commitment by Five Million Dollars ($5,000,000.00) from Ten Million Dollars ($10,000,000.00) to Fifteen Million Dollars ($15,000,000.00) as of the First Amendment Effective Date.

        "Commitment Increase Fee" shall have the meaning set forth in Paragraph 4(d) of the First Amendment.

        "Credit Agreement" shall mean the Existing Credit Agreement as amended by the First Amendment, together with all Schedules, Exhibits and other attachments thereto, as it may be further amended, modified, extended, renewed or restated from time to time.

        "EBITDAR" shall mean with reference to any Person, for any Fiscal Period under review, the sum of (i) Net Income for that period, plus (ii) Interest Expense for that period, plus (iii) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), plus (iv) depreciation, amortization and all other non-cash expenses for that period, plus (v) the aggregate amount of Rent Expense due during such period, in each case determined in accordance with GAAP and, in the case of items (ii), (iii), (iv) and (v) only to the extent deducted in the determination of Net Income for that period.

        "Existing Credit Agreement" shall have the meaning set forth in Recital Paragraph A of the First Amendment.

        "First Amendment" shall mean the First Amendment to Credit Agreement.

        "First Amendment Effective Date" shall mean the date upon which each of the Conditions Precedent to First Amendment Effective Date have been fully satisfied.

        "Fixed Charge Coverage Ratio" shall be defined as follows:

  EBITDAR, less the aggregate amount of federal and state taxes actually paid on or measured by income, less Distributions actually paid (without duplication), less Non-Financed Capital Expenditures

  Divided by (÷) the sum of Interest Expense, plus the sum of Rental Expense, plus principal payments required to be made on all interest bearing Indebtedness during the period under review, plus payments required to be made on Capitalized Lease Liabilities during the period under review.

        "Maturity Date" shall mean October 31, 2003, as may be extended from time to time for one (1) year periods in the manner and subject to the terms of Section 2.13 of the Credit Agreement.

        "Maximum Permitted Balance" shall mean the maximum amount of principal which may be outstanding on the Credit Facility from time to time which shall be the lesser of: (a) Fifteen Million Dollars ($15,000,000.00), or (b) the amount to which the Maximum Permitted Balance is voluntarily permanently reduced by Borrowers pursuant to Section 2.01(c) or is otherwise reduced or limited pursuant to Sections 2.04, 5.09 or 8.02.

        "Non-Financed Capital Expenditures" shall mean Capital Expenditures which are paid by Borrowers from assets of the Borrower Consolidation and not through any loan, credit arrangement, lease or other financing from any source.

        "Rent Expense" shall mean with respect to any Person, as of the last day of any fiscal period under review, the sum of all rent payments, lease payments, charges and related expenses paid or payable for that fiscal period by such Person under all operating leases.

        "Revolving Credit Note" shall mean the Revolving Credit Note (First Restated), a copy of which is marked "Exhibit A", affixed to the First Amendment and by this reference incorporated herein and made a part hereof, executed by Borrowers on or before the First Amendment Effective Date, payable to the order of Lender, evidencing the Credit Facility, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time.

        2.    Commitment Increase.    From and after the First Amendment Effective Date, the Aggregate Commitment shall be and is hereby increased from Ten Million Dollars ($10,000,000.00) to Fifteen Million Dollars ($15,000,000.00).

        3.    Deletion of Voluntary Permanent Reduction Provisions.    As of the First Amendment Effective Date, subparagraphs (c) and (d) of Section 2.01 concerning Voluntary Permanent Reductions shall be and are hereby deleted in their entirety.

        4.    Replacement of DSC Ratio and Adjusted DSC Ratio with Fixed Charge Coverage Ratio Covenant.    As of the First Amendment Effective Date, Sections 6.03 and 6.04 of the Existing Credit Agreement entitled "DSC Ratio" and "Adjusted DSC Ratio" shall be and are hereby fully deleted, and replaced in their entirety as follows:

          "Section 6.03.    Fixed Charge Coverage Ratio.    Commencing as of the First Amendment Effective Date and continuing as of each Fiscal Quarter end until the Maturity Date, the Borrower Consolidation shall maintain a minimum Fixed Charge Coverage Ratio of no less than 1.10 to 1.00. Each Fixed Charge Coverage Ratio calculation shall be made on a cumulative basis with respect to each applicable Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis.

          Section 6.04.    Intentionally Deleted."

        5.    Conditions Precedent to First Amendment Effective Date.    The occurrence of the First Amendment Effective Date is subject to Lender having received the following documents and payments, in each case in a form and substance reasonably satisfactory to Lender, and the occurrence of each other condition precedent set forth below on or before November 16, 2001:

          a.    Due execution by Borrowers and Lender of three (3) duplicate originals of this First Amendment;

          b.    Due execution by Borrowers of the original Revolving Credit Note (First Restated);

          c.    Corporate resolutions or other evidence of requisite authority of Borrowers to execute the First Amendment;

          d.    Payment of a fee in the amount of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00) (the "Commitment Increase Fee") to Lender, which shall be fully refundable to Borrowers in the event this First Amendment is not executed by Lender;

          e.    Borrowers shall have executed and delivered to Lender an amendment to the Security Agreement for the purpose of securing repayment of the Commitment Increase; and

          f.      Reimbursement to Lender by Borrowers for all reasonable fees and out-of-pocket expenses incurred by Lender in connection with the Commitment Increase, including, but not limited to, reasonable attorneys' fees of Henderson & Morgan, LLC and all other like expenses remaining unpaid as of the First Amendment Effective Date, but in no event in excess of Two Thousand Dollars ($2,000.00) in the aggregate.

        6.    Representations of Borrowers.    Borrowers hereby represent to the Lender that:

          a.    The representations and warranties contained in Article IV of the Existing Credit Agreement and contained in each of the other Loan Documents (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date) are true and correct on and as of the First Amendment Effective Date in all material respects as though such representations and warranties had been made on and as of the First Amendment Effective Date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Lender;

          b.    Since the date of the most recent financial statements referred to in Section 5.08 of the Existing Credit Agreement, no Material Adverse Change has occurred and no event or circumstance which could reasonably be expected to result in a Material Adverse Change or Material Adverse Effect has occurred;

          c.    No event has occurred and is continuing which constitutes a Default or Event of Default under the terms of the Credit Agreement; and

          d.    The execution, delivery and performance of this First Amendment has been duly authorized by all necessary action of Borrowers and this First Amendment constitutes a valid, binding and enforceable obligation of Borrowers.

        7.    Incorporation by Reference.    This First Amendment shall be and is hereby incorporated in and forms a part of the Existing Credit Agreement.

        8.    Governing Law.    This First Amendment to Credit Agreement shall be governed by the internal laws of the State of Nevada without reference to conflicts of laws principles.

        9.    Counterparts.    This First Amendment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument. All such counterparts shall together constitute one and the same document.

        10.    Continuance of Terms and Provisions.    All of the terms and provisions of the Credit Agreement shall remain unchanged except as specifically modified herein.

        11.    Replacement Exhibits Attached.    The following replacement Exhibits are attached hereto and incorporated herein and made a part of the Credit Agreement as follows:

    Exhibit A—Revolving Credit Note (First Restated)—Form

    Exhibit E—Compliance Certificate—Form

        IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

BORROWERS:

SHUFFLE MASTER, INC., a Minnesota corporation

By	/s/ MARK L. YOSELOFF
Name	Mark L. Yoseloff
Title	CEO

SHUFFLE MASTER OF MISSISSIPPI, INC., a Mississippi corporation

By	/s/ MARK L. YOSELOFF
Name	Mark L. Yoseloff
Title	CEO

SHUFFLE MASTER INTERNATIONAL LIMITED, a corporation organized under the laws of the Country of Barbados

By	/s/ MARK L. YOSELOFF
Name	Mark L. Yoseloff
Title	CEO

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By	/s/ RYAN M. STIPE Ryan M. Stipe, Relationship Manager

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  Exhibit 10.20
FIRST AMENDMENT TO CREDIT AGREEMENT